EXHIBIT 3

INVESTMENT PROPERTY SECURITY AGREEMENT

THIS INVESTMENT PROPERTY SECURITY AGREEMENT is made, entered into and effective as of November 1, 2002, by and between REGINALD M. FOUNTAIN, JR., an individual resident of North Carolina whose address is 1653 Whichard’s Beach Road, Washington, North Carolina 27889 (“Pledgor”) and BRUNSWICK CORPORATION, with an office at 1 North Field Court, Lake Forest, Illinois 60045 (“Lender”), under the following circumstances:

A.    Lender has agreed to make advances in the aggregate principal sum of up to Three Million Dollars ($3,000,000.00) (the “Loan”) to Fountain Powerboats, Inc. (“Borrower”) as evidenced by one or more notes or credit agreements from Borrower to Lender (as amended, modified, supplemented or restated from time to time, the “Credit”).

B.    Pledgor is a principal of Borrower and in order to assure Lender of repayment of the Loan, has executed a Personal Guaranty under date of May 31, 2002 (the “Guaranty”).

C.    As an inducement to Lender to make the Loan, and to secure the Guaranty Pledgor did grant to Lender a first priority security interest in certain investment property maintained in Account No. 00lRM283387-5187 at First Union Securities, Inc. and Account No. 47B00195-17329 at Salomon Smith & Barney, Inc. which accounts have been transferred by Pledgor to Brookstreet Securities Corporation.

D.    As an inducement to Lender to make the Loan, and to secure the Guaranty Pledgor has agreed and desires to grant to Lender a first priority security interest in certain investment property, as further described below, as security for the full and punctual payment of the Guaranty and the performance of all obligations of Pledgor (the “Obligations”).

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees as follows:

1.    Pledge and Grant of Security Interest.    As collateral security for the prompt and complete payment and performance, when due, of all of the Obligations, Pledgor hereby grants to Lender a security interest in securities held on behalf of Pledgor in the street name by Brookstreet Securities Corporation representing 2,087,872 shares of Fountain Powerboat Industries, Inc. in Account No. 0JR-535028 (the “Collateral”) in the name of Pledgor, together with all the proceeds of the sale, exchange, redemption or exercise of the shares thereof, including, but not limited to, any dividend, stock split, reinvested shares, interest payment or other distribution of cash or property in respect thereof and any rights incidental to the ownership of any of the shares, such as voting, conversion and registration rights and rights of recovery for violations of applicable securities laws.

2.    Definitions.    All capitalized terms used in this Agreement without definition (including, but not limited to, the terms Securities, Commodities, Contracts, Instruments, Documents, General Intangibles, and Investment Property) shall have the meanings ascribed to such terms in the Uniform Commercial Code in effect in the State of North Carolina. In addition to the terms defined in the Uniform Commercial Code and elsewhere in this Agreement, the following terms shall have the following meaning for the purposes of this Agreement:

“Account Value” means, at any date of determination thereof, the value of the collateral or other securities based on the price per share of the securities held as set forth on the New York Stock Exchange or other exchanges where such securities may be traded as stated in The Wall Street Journal, or other customary publication of such information if not available in The Wall Street Journal, at the close of the proceeding business day.

3.    Secured Obligations.    The security interests granted by Pledgor to Lender herein secures all of the Obligations, and shall secure any renewal, refinancing, refunding, extension or modification of any of the Obligations on one or more occasions and to any interest that accrues on any of the Obligations before or after any bankruptcy of the Borrower.

4.    Trading and Voting Rights.    If no Event of Default has occurred and is continuing, Pledgor may exercise all voting rights with respect to the Collateral. If an Event of Default occurs and is continuing, Lender may exercise all voting or consensual rights as to the Collateral and Pledgor shall deliver to Lender all notices, proxy statements, proxies and other information and instruments relating to the exercise of such rights received by Pledgor from the issuers of any of the Collateral promptly upon receipt thereof and shall at the request of Lender execute and deliver to Lender any proxies or other instruments which are, in the judgment of Lender, necessary for Lender to validly exercise such voting and consensual rights.

5.    Duty of Lender.    If Lender takes possession of any of the Collateral, the duty of Lender with respect to the Collateral shall be solely to use reasonable care in the physical custody thereof, and Lender shall not be under any obligation to take any action with respect to the Collateral or to preserve any rights therein. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and do not impose any duty upon it to exercise any such powers. Pledgor is not looking to Lender to provide him with investment advice. Lender shall have no duty to ascertain or take any action with respect to calls, conversions, exchanges, maturities, tenders or other matters concerning the Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or as to the taking of any steps to preserve any rights pertaining to the Collateral.

6.    Subsequent Changes Affecting Collateral.    Pledgor acknowledges that he has made his own arrangements for keeping informed of changes or potential changes affecting the Collateral (including, but not limited to, conversions, subscriptions, exchanges, reorganizations, dividends, tender offer, mergers, consolidations and shareholder meetings) and Pledgor agrees that Lender has no responsibility to inform him of such matters or to take any action with respect thereto even if any of the Collateral has been registered in the name of Lender or its agent or nominee.

7.    Return of Collateral.    The security interests granted to Lender hereunder shall not terminate and Lender shall not be required to return the Collateral to Pledgor or to terminate its security interests therein unless and until (a) the Obligations have been fully paid or performed, and (b) Pledgor has reimbursed lender for any expenses of returning the Collateral and filing any termination statements and other instruments as are required to be filed in public offices under applicable laws.

8.    Tax Reporting.    All items of income, gain, expense and loss in the Collateral shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Pledgor.

9.    Representations and Warranties.    Pledgor hereby represents and warrants to Lender as follows:

(a)    This Agreement has been duly executed and delivered by Pledgor, constitute his valid and legally binding obligations and is enforceable in accordance with its terms against Pledgor.

(b)    The execution, delivery and performance of this Agreement, the grant of the security interests in the Collateral hereunder and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, (a) violate any statute, regulation, rule or other law applicable to Pledgor, including, but not limited to, Regulation U of the Federal Reserve Board (12 C.F.R. 221.1 et. seq.), (b) violate any judgment, writ, injunction or order of any court or governmental body or officer applicable to Pledgor; (c) violate or result in the breach of any material agreement to which Pledgor is a party or by which any of his properties, including the Collateral, is bound, or (d) violate any restriction on the transfer of any of the Collateral.

(c)    No consent, approval, license, permit or other authorization of any third party (other than Broker) or any governmental body or office is required for the valid and lawful execution and delivery of this Agreement, the creation and perfection of Lender’s security interest in the Collateral or the valid and lawful exercise by Lender of remedies available to it under this Agreement, or applicable law or of the voting and other rights granted to it in this Agreement except as may be required for the office or sale of those items of Collateral which are securities under applicable laws.

(d)    Pledgor is the sole owner of the Collateral free and clear of all liens, encumbrances and adverse claims (other than those created by this Agreement), has the unrestricted right to grant the security interest provided for herein to Lender and, by the execution of this Agreement, has granted to Lender a valid and perfected first priority security interest in the Collateral free of all liens, encumbrances, transfer restrictions and adverse claims.

(e)    None of the information, documents, or financial statements which have been furnished by Pledgor or his representatives to lender or any of its representatives in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state any material fact required to be stated hereby or thereby to make such statements not misleading.

(f)    Pledgor’s full legal name and his exact address are correctly set forth in the first paragraph of this Agreement. There has been no change in the name of Pledgor or his address within the five years preceding the date of this Agreement.

10.    Covenants.    Pledgor hereby covenants and agrees with Lender that Pledgor shall:

(a)    Defend his title to the Collateral and the security interests of Lender therein against the claims of any person claiming rights in the Collateral against or through Pledgor and maintain and preserve such security interest so long as this Agreement shall remain in effect.

(b)    Neither sell or offer to sell nor otherwise tender or encumber any portion of the Collateral.

(c)    At Pledgor’s expense, do such further acts and execute and deliver such additional conveyances, certificates, instruments, legal opinions and other assurances as Lender, may at any time reasonably request or require to protect, assure or enforce its interests, rights and remedies under this Agreement. Pledgor shall execute and deliver to Lender and file with the appropriate governmental offices one or more financing statements under the Code describing the Collateral, or amendments or continuations thereof whenever necessary to continue the perfection of Lender’s security interests hereunder and whenever reasonably requested by Lender.

(d)    Promptly deliver any certificate or instrument constituting or representing any of the Collateral he may obtain possession of from time to time, for credit to the Obligations forthwith duly endorsed for transfer in blank without restriction.

(e)    Notify Lender at least thirty (30) days before change of his address.

(f)    Cause the Issuer of the Shares to send to Lender a complete and accurate copy of every statement, confirmation, notice or other communication concerning the Collateral. All information furnished by Pledgor concerning the Collateral or otherwise in connection with this Agreement, is or shall be at the time the same is furnished, accurate, correct and complete in all material respects.

(g)    Advise Lender promptly, completely, accurately, in writing and in reasonable detail, of any material encumbrance upon or claim asserted against any of the Collateral.

11.    Default.    If there is a default under any of the Obligations, then Lender shall have, in addition to the remedies described below and any other remedies available to it under applicable law or any agreement, all of the rights and remedies of a secured party under the Code.

12.    Remedies.

(a)    Upon default, subject to the provisions of this Agreement, Lender may, in its discretion: (i) cause the Collateral to be registered in its sole name or transfer to a broker/dealer in its sole name; (ii) remove any Collateral and register such Collateral in its name or in the name of its broker/dealer, agent or nominee or any of their nominees; (iii) exchange certificates representing any of the Collateral for certificates of larger or smaller denominations; (iv) exercise any voting, conversion, registration, purchase or other rights of a holder of any of the Collateral and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral; and (v) collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral and compromise or settle with any obligor of such instruments.

(b)    If notice of the time and place of any public sale of the Collateral or the time after which any private sale or other intended disposition is required by the Code, Pledgor acknowledges that seven (7) days advance notice thereof will be a reasonable notice. Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed thereof, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)    If, under the Code, Lender may purchase any part of the Collateral, it may in payment of any part of the purchase price thereof, set off against and cancel any part of the Obligations.

(d)    Pledgor shall execute and deliver to the purchasers of the Collateral all instruments and other documents necessary or proper to sell, convey, and transfer title to the Collateral and, if approval of any sale of the Collateral by any governmental body or officer is required, Pledgor shall prepare or cooperate fully in the preparation of and cause to be filed with such governmental body or officer all necessary or proper applications, reports, and forms and do all other things necessary or proper to expeditiously obtain such approval.

(e)    Any cash held by Lender as Collateral and all cash proceeds of any sale, collection, or other realization upon all or any part of the Collateral may, in the discretion of Lender, be held by Lender as collateral for, or then or any time thereafter be applied (after payment of any amounts payable to Lender pursuant to this instrument) in whole or in part against, all or any part of the Obligations in such order as Lender may elect. Any surplus of such cash or cash proceeds held by Lender and remaining after payment in full of all of Lender’s expenses hereunder and the Obligations shall be paid over to Pledgor or to whomever may be lawfully entitled to receive such surplus.

13.    Appointment of Lender as Agent.    Pledgor hereby appoints and constitutes Lender, its successors and assigns, as his agent and attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action or executing any instrument that Lender considers necessary or convenient for such purpose, including the power to endorse and deliver checks, notes and other instruments for the payment of money in the name of and on behalf of Pledgor, to endorse and deliver in the name of and on behalf of Pledgor securities certificates and execute and deliver in the name of and on behalf of Pledgor instructions to the issuers of uncertificated securities, and to execute and file in the name of and behalf of Pledgor financing statements (which may be photocopies of this Agreement) under the Code for the purpose of perfecting Lender’s lien in the collateral and continuations and amendments to financing statements and Forms 4, 5, 144 and Schedules 13D and 13G with the United States Securities and Exchange Commission. This appointment is coupled with an interest and is irrevocable and will not be affected by the death or bankruptcy of Pledgor nor by the lapse of time, to the extent permitted by law. If Pledgor fails to perform any act required by this Agreement, Lender may perform such act in the name of and on behalf of Pledgor and at his expense which shall be chargeable to Pledgor hereunder. Pledgor hereby consents and agrees that the issuers of or obligors on the Collateral or any registrar or transfer agent or trustee for any of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the rights of Lender to effect any transfer pursuant to this Agreement and the authority granted to Lender herein, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Pledgor (provided that this Agreement has not been terminated) with the written consent of Lender, or any other person, to any of such issuers, obligors, registrars, transfer agents, or trustees.

14.    Impact of Regulations.    Pledgor acknowledges that compliance with the Securities Act of 1933 and the rules and regulations thereunder and any relevant state securities laws other applicable laws may impose limitations on the right of Lender to sell or otherwise dispose of securities included in the Collateral. For this reason, Pledgor hereby authorizes Lender to sell any securities included in the Collateral in such manner and to such persons as would, in the judgment of Lender, help to ensure that the transfer of such securities will be given prompt and effective approval by any relevant regulatory authorities and will not require any of the securities to be registered or qualified under any applicable securities laws. Pledgor understands that a sale under the foregoing circumstances may yield a substantially lower price for such Collateral than would otherwise be obtainable if the same were registered and sold in the open market, and Pledgor shall not attempt to hold Lender responsible for selling any of the Collateral at an inadequate price even if Lender accepts the first offer received or if only one purchaser appears or bids at any such sale. If Lender shall sell any securities included in the

Collateral in any such sale, Lender shall have to right to rely upon the advice and opinion of any qualified appraiser or investment banker as to the commercially reasonable price obtainable on the sale thereof but shall not be obligated to obtain such advice or opinion. Pledgor hereby assigns to Lender any registration rights or similar rights Pledgor may have from time to time with respect to any of the Collateral.

15.    Expenses; Indemnity.    Pledgor agrees that he will forthwith upon demand pay to Lender:

(a)    The amount of any taxes which Lender may have been required to pay by reason of holding the Collateral or to free any of the Collateral from any lien, encumbrance or adverse claim thereon.

(b)    The amount of any and all out-of-pocket expenses, including the reasonable fees and disbursements of counsel and of any brokers, investment brokers, appraisers or other experts, that Lender may incur in connection with (i) the administration or enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of Lender’s security interest therein; (ii) the collection, sale or other disposition of any of the Collateral, (iii) the exercise by Lender of any of the rights under this Agreement or in pursuit of any non-judicial remedy hereunder including the sale of the Collateral. Any such amount not paid on demand shall bear interest at a rate per annum to equal that charged under the Note or Notes guaranteed by the Guaranty.

(c)    Pledgor shall indemnify and hold Lender and its directors, officers, employees, agents and attorneys harmless against and from any liability, cost or expense, including the reasonable fees and disbursements of their legal counsel, incurred by any of them under the laws applicable to holding or selling any of the Collateral, except for liability, cost or expense arising out of the recklessness or willful misconduct of the indemnified parties.

(d)    At is option, Lender may pay and discharge taxes, liens, security interests or other encumbrances on the Collateral. Pledgor agrees to reimburse Lender for any payment made or any expense incurred (including reasonable attorney’s fees) by Lender pursuant to the foregoing authorization.

16.    Miscellaneous.

(a)    This Agreement, the schedules and exhibits hereto and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.

(b)    Neither the failure of nor any delay by any party to this Agreement to enforce any right hereunder or to demand compliance with its terms shall be deemed to be a waiver of any right hereunder. No action taken pursuant to this Agreement on one or more occasions shall be deemed to be a waiver of any right hereunder or constitutes a course of dealing that modifies this Agreement.

(c)    No waiver of any right or remedy under this Agreement shall be binding on any party unless it is in writing and is signed by the party to be charged. No such waiver of any right or remedy shall in any event be deemed to apply to any subsequent default under the same or any other term contained herein.

(d)    No amendment modification or termination of this Agreement shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

(e)    If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

(f)    The terms of this Agreement shall be binding upon Pledgor, his heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender, its successors and any holder, owner or assignee of any rights in any of the Loan Documents and will be enforceable by them as their interests may appear.

(g)    Nothing herein expressed or implied is intended or shall be construed to give any person other than the parties hereto any rights or remedies under this Agreement.

(h)    This Agreement shall be deemed to have been prepared jointly by the parties hereto. Any ambiguity herein shall not be interpreted against any party hereto and shall be interpreted as if each of the parties hereto had prepared this Agreement. In this Agreement, words in the singular number include the plural, and in the plural include the singular, words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word “or” is disjunctive but not exclusive. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement.

(i)    All notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified mail return receipt requested, by personal delivery, by overnight courier or by facsimile transmission and, unless expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, three (3) business days after deposit in the mail, postage prepaid, or, in the case of facsimile transmission, when received (if on a business day and, if not received on a business day, then on the next business day after receipt), addressed to the address given in the first paragraph hereof or to such other address as each party may designate for itself by notice given in accordance with this paragraph. Any written notice or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

(j)    This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of North Carolina. Pledgor irrevocably and unconditionally submits to the nonexclusive jurisdiction (both subject matter and personal) of the courts of the State of North Carolina, or elsewhere, to the extent that jurisdiction shall exist, and irrevocably and unconditionally waives (i) any objection Pledgor may now or hereafter have to the laying of venue in any of such courts, and (ii) any claim that any action or proceeding brought in any such courts has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date and year first above written.

WITNESS	PLEDGOR:

/S/ Betty G. Smith	/S/ Reginald M. Fountain, Jr.
Reginald M. Fountain, Jr.
LENDER: BRUNSWICK CORPORATION

	By:	/S/ Patrick C. Mackey
	Name Printed:	Patrick C. Mackey
	Title:	Vice President

July 17, 2003

Reginald M. Fountain, Jr.

1653 Whichard’s Beach Road

Washington, NC 27889

Re:    First Amendment to Investment Property Security Agreement

Mr. Fountain:

Please refer to the Investment Property Security Agreement dated as of November 1, 2002 (the “Security Agreement”) between Reginald M. Fountain, Jr. (“Pledgor”) and Brunswick Corporation ( “Lender”). Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Security Agreement.

Pledgor and Lender agree that the Security Agreement is amended as follows:

The recitals are amended in their entirety to read as follows:

Pursuant to the RMF Reimbursement Agreement dated as of July     , 2003 (as amended, restated or otherwise modified from time to time, the “Reimbursement Agreement”), Pledgor has agreed to reimburse Lender for certain payments that Lender may make to Bank of America, N.A. (or its successors or assignees).

Pledgor has agreed to grant to Lender a first priority security interest in certain investment property, as further described below, as security for the full and punctual payment and performance of all obligations of Pledgor under the Reimbursement Agreement (the “Obligations”).

Section 2 is amended by (a) deleting the parenthetical phrase therein; and (b) inserting the following definition at the end thereof:

“Event of Default” shall mean that Lender is required to pay (or has paid) more than $14,700,000 under the Brunswick Guarantee or the Contingent Purchase Agreement (each as defined by reference in the Reimbursement Agreement).

Section 3 is amended by deleting the word “interests” in the third line thereof and substituting the word “interest” therefor.

Section 7 is amended in its entirety to read as follows:

7.    Return of Collateral.    The security interest granted to Lender hereunder shall not terminate, and Lender shall not be required to return the Collateral to Pledgor or to terminate its security interest therein, unless and until (a) either (i) all Obligations have been fully paid and performed or (ii) Lender has been released from all of its obligations under the Brunswick Guaranty (as defined by reference in the Reimbursement Agreement) and (b) Pledgor has reimbursed Lender for all expenses of returning the Collateral and filing all termination statements and other documents that are required to be filed in public offices to evidence the termination of such security interest.

Section 10(f) is amended by replacing the word “Shares” with “any security constituting Collateral”.

Section 11 is amended by replacing the phrase “If there is a default under the Obligations” with “If an Event of Default exists”.

Section 14 is amended by adding the following sentence at the end thereof:

Without limiting the foregoing or any other provision of this Agreement, Pledgor acknowledges and agrees that shares of Fountain Powerboat Industries, Inc. are customarily sold on a recognized market and, accordingly, (i) any such shares included in the Collateral may be disposed of in a private disposition, (ii) Lender may be the purchaser of any such shares (whether such purchase is made pursuant to a public or private disposition) and (iii) any disposition of shares at a price per share equal to the average of the closing price on NASDAQ (adjusted, if applicable, for dividends and splits) during the seven trading days preceding the date of such disposition shall be commercially reasonable.

The last sentence of Section 15(b) is amended in its entirety to read as follows: “Any such amount not paid on demand shall bear interest at a rate per annum equal to the sum of 3% plus the prime rate announced from time to time by Bank of America, N.A. in Charlotte, North Carolina.”

This letter amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same letter amendment. This letter amendment shall be governed by the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State. This letter amendment will become effective when the Lender shall have received a counterpart of this letter amendment executed by the Pledgor.

Except as specifically set forth above, the Security Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness hereof, all references in the Security Agreement to “Agreement” or similar terms shall refer to the Security Agreement as amended hereby.

Very truly yours, BRUNSWICK CORPORATION

By:	/S/ Patrick C. Mackey
Name:	Patrick C. Mackey
Title:	Vice President

/S/ Reginald M. Fountain, Jr.
Reginald M. Fountain, Jr.

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